Exhibit 99.1

MICT Enters Into New Merger Agreement To Acquire 100% of Operating Business and Assets of Tingo Inc.

New Merger Structure is Expected to Lead to a Number of Significant and Immediate Benefits to MICT:

■	Expedited Acquisition of 100% of Tingo’s Operating Business and Assets

■	MICT to Consolidate the Revenues, Income and Balance Sheet of Tingo’s Operations from Closing (Income Before Tax for 1HY 2022: $298.4 million - as previously reported within Tingo Inc Q2 2022 Form 10-Q)

■	Allows for the Launch of Tingo’s Food Produce Export Business in Q4 2022

■	Accelerates the Shift to US Dollar Denominated Revenues for Tingo

■	Expedited Launch of Global Commodity Trading Platform

MONTVALE, NJ, Oct. 07, 2022 (GLOBE NEWSWIRE) -- MICT, Inc. (NASDAQ: MICT) (“MICT”) and Tingo, Inc. (OTC Markets: TMNA) (“Tingo”), today announced the Company has signed a new merger agreement with Tingo, under new acquisition terms, whereby MICT is now acquiring 100% of the Operating Business and Assets of Tingo at the initial closing of the transaction, in return for the issuance by MICT of a combination of 19.9% of MICT’s common stock and two series of convertible preference shares (which if fully converted by Tingo and all conversion conditions are met, would result in Tingo owning 75% of MICT).

The primary reasons for the new merger structure are to expedite the launch of Tingo’s food-produce export business, as enabled through funding from MICT, benefiting from several high-margin and material export contracts that will allow the shift of a substantial part of Tingo’s revenues directly into US dollars. The transaction also enables the acceleration of the development and launch of Tingo’s commodity platform and commodity trading business.

Tingo is a leading Fintech and Agri-Fintech business on the African Continent, offering its growing number of customers a range of technology backed solutions and platforms, a key objective of which is to foster digital inclusion and financial empowerment, including to the farming sector, with the aim of enabling farmers to increase crop yields, reduce crop wastage, improve margins and meaningfully contribute towards tackling the growing global problem of food security.

As previously reported in Tingo’s Q2 2022 Form 10-Q, in the first half of 2022, Tingo’s operating business reported revenue of $525.7 million, gross profit of $317.4 million, and net income before tax of $298.4 million, which equated to substantial growth as compared to the first half of 2021. In addition to its expected ongoing organic growth, the results of Tingo’s operating business for the fourth quarter and second half of 2022 are expected to benefit significantly from several new business-streams, including the full launch of the Tingo Mobile super-app, the roll-out of the pan-African Visa partnership, and the launch of the food-produce export business.

Upon initial closing, MICT welcomes two of the existing directors of Tingo onto its Board, namely John Brown (Tingo Co-Chairman) and Kenneth Denos (Tingo Executive VP, General Counsel and Corporate Secretary).

MICT is also today announcing the appointment of Deloitte (Brightman Almagor Zohar & Co., A Firm in the Deloitte Global Network) as the Group independent auditor, and the appointment of Haitong Securities USA LLC (“Haitong”) as financial advisor.

Darren Mercer, Chief Executive Officer of MICT, commented: “The Board of MICT and I are extremely excited about the tremendous prospects and opportunities arising from this new transaction. It will have an immediate material positive impact on the income, earnings and balance sheet of MICT from the date of initial closing, which is expected to occur during November 2022 (following the receipt of Tingo’s stockholder approval, in relation to which voting support agreements have been received covering approximately 70% of Tingo’s issued common stock).

“Tingo has clearly demonstrated its capabilities and technology, and its operating business is now extremely well positioned to expand globally, including through its upcoming new business streams and product launches.

“We anticipate that the dollarization of Tingo’s business, as supported by access to our funding, will significantly elevate the value and quality of earnings of Tingo’s operating business, and is therefore a high priority focus for us in terms of where we can immediately add substantial value.

“In my opinion, it is unquestionable that this transaction delivers a huge enhancement to our stockholders, not least from the fact that MICT as a group will be significantly profitable, from the date of closing, and will be in a very strong position to further enhance earnings from 2023 and beyond.

“It makes me immensely proud that through the Tingo acquisition, MICT will be assisting in providing solutions to alleviate the world’s growing problem of food security and elevating poor communities out of poverty, for example through its fintech solutions that foster financial inclusion and empowerment.

“I look forward to John Brown and Kenneth Denos joining the Board, where their respective skillsets and in-depth knowledge of Tingo and Africa will prove invaluable.

“In addition, we believe the appointment of Deloitte, as the group independent auditor, and of Haitong, as our financial advisor, will be of valuable assistance to our business going forward.

Structure of the Transaction

In order to achieve the above-mentioned benefits, not least the acceleration of MICT’s acquisition of the operating business and assets of Tingo, the parties have entered into a new merger structure, which involves a three-step transaction, the first step of which is expected to close in November. As part of the new three step transaction structure, following receipt of the approval of Tingo’s stockholders, MICT will acquire 100% of the operating business and assets of Tingo, and certain of Tingo’s liabilities, in exchange for (i) shares of MICT’s common stock, representing 19.9% of its outstanding common stock; (ii) shares of a newly-formed Series A Convertible Preferred Stock, which will convert into an additional 20.1% of the issued and outstanding shares of MICT common stock, upon receipt of MICT stockholder approval; and (iii) shares of a newly-formed Series B Convertible Preferred Stock, which will convert into an additional 35% of the issued and outstanding shares of MICT common stock, upon receipt of MICT stockholder approval and Nasdaq change of control approval. In the event that all three steps are completed, Tingo would own 75% of MICT’s common stock, based on the number of shares of common stock outstanding today. If MICT does not receive stockholder approval or Nasdaq does not approve the change of control, MICT will redeem the outstanding Series A Convertible Preferred and Series B Convertible Preferred, or potentially dilute its ownership in the acquired operating business and assets of Tingo.

Additionally, in order to expedite the expansion of Tingo’s operating business and its ability to enter into certain new contracts, MICT has approved a loan of $20 million to Tingo which it intends to fund within the upcoming days. Upon the closing of the transactions described above, the $20 million loan will be assumed by a wholly-owned subsidiary of MICT and remain outstanding as an intercompany loan.

About MICT

MICT is a financial technology business principally focused on the growth and development of a suite of consumer fintech services across approximately 130 cities in China, with planned expansion into additional markets. MICT has developed highly scalable proprietary platforms for insurance products (B2B, B2B2C and B2C) and financial services/products (B2C), the technology for which is highly adaptable for other applications and markets. MICT has acquired and holds the requisite license and approvals with the Hong Kong Securities and Futures Commission to deal in securities and provide securities advisory and asset management services. MICT also has memberships/registrations with the Hong Kong Stock Exchange, the London Stock Exchange and the requisite Hong Kong and China Direct clearing companies. MICT’s financial services business and first financial services product, the Magpie Invest app, is able to trade securities on NASDAQ, NYSE, TMX, HKSE, China Stock Connect, LSE, the Frankfurt Stock Exchange and the Paris Stock Exchange.

ADDITIONAL INFORMATION

MICT, Inc., a Delaware corporation (“MICT” or the “Company”), intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement of MICT in connection with the proposed business combination transaction (the “Business Combination”) involving MICT and Tingo, Inc., a Nevada corporation (“Tingo”). The definitive proxy statement and other relevant documents will be mailed to stockholders of MICT as of a record date to be established for voting on the Business Combination. Stockholders of MICT and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with MICT’s solicitation of proxies for the special meeting to be held to approve the Business Combination because these documents will contain important information about MICT, Tingo and the Business Combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, on the SEC’s website at www.sec.gov.

Participants in the Solicitation

MICT and certain of its directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the stockholders of MICT in favor of the approval of the Business Combination.

Additional information regarding the interests of such potential participants will also be included in the Proxy Statement and other relevant documents when they are filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made herein contain, and certain oral statements made by representatives of MICT and Tingo and their respective affiliates, from time to time may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. MICT’s and Tingo’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, MICT’s and Tingo’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside of the control of MICT or Tingo and are difficult to predict. Factors that may cause such differences include but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement (as defined below); (2) the inability to complete the Business Combination, including due to the failure to obtain approval of the stockholders of MICT or Tingo or other conditions to closing in the Merger Agreement; (3) the inability to obtain or maintain the listing of MICT’s common stock on Nasdaq following the Business Combination; (4) the risk that the Business Combination disrupts current plans and operations of Tingo or MICT as a result of the announcement and consummation of the Business Combination; (5) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth economically and hire and retain key employees; (7) the inability to complete the Business Combination due to inability to obtain regulatory approval; (8) changes in applicable laws or regulations; (10) the possibility that MICT or Tingo may be adversely affected by other economic, business, and/or competitive factors; and (11) the impact of the global COVID-19 pandemic on any of the foregoing risks and other risks and uncertainties to be identified in the proxy statement/prospectus (when available) relating to the Business Combination, including those under “Risk Factors” therein, and in other filings with the SEC made by MICT. The foregoing list of factors is not exclusive. Readers are referred to the most recent reports filed with the SEC by MICT. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MICT and Tingo undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, subject to applicable law.

No Offer or Solicitation

This Current Report on Form 8-K and the exhibits hereto do not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This Current Report on Form 8-K shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

MICT Contact Information

Email: info@mict-inc.com

Phone: (201) 225-0190

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